Exhibit 23.4

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

To the Board of Directors and Shareholders

Yadkin Financial Corporation

Raleigh, North Carolina

We consent to the use of our reports dated March 13, 2015, with respect to the consolidated financial statements of Yadkin Financial Corporation as of December 31, 2014 and 2013, and for each of the years in the three-year period ended December 31, 2014, and the effectiveness of internal control over financial reporting as of December 31, 2014, incorporated herein by reference, and to the reference to our firm under the caption “Experts” in this Registration Statement.

/s/ Dixon Hughes Goodman LLP

Raleigh, North Carolina
November 16, 2015